Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Announces Repurchase of
Four Million Shares of Its Common Stock

Arlington, Va., August 29, 2011 - CACI International Inc (NYSE: CACI) announced today that, under its previously announced share repurchase authorization, it entered into an agreement with Bank of America N.A. to repurchase 4.0 million shares of its common stock under an accelerated share repurchase (ASR) agreement.

Paul Cofoni, CACI's President and Chief Executive Officer, said, "This accelerated share repurchase transaction is part of our balanced capital deployment strategy and is consistent with our history of driving value for our shareholders."

Dr. J.P. (Jack) London, CACI's Executive Chairman and Chairman of the Board, added, "This share repurchase represents our confidence in CACI's future growth prospects, as we continue to provide valuable services to our many customers."

Under the ASR, CACI purchased 4.0 million shares of its outstanding common stock at an initial price of $52.42 per share, for an aggregate price of approximately $209.7 million. These shares will be immediately excluded from CACI's outstanding share count, and, as a result, the company now expects its full Fiscal Year 2012 (FY12) diluted share count to be approximately 28 million. The final diluted share count will be dependent upon a number of factors, including CACI's average FY12 stock price.

The total cost of the shares repurchased under the ASR will be determined based upon the volume weighted average price of CACI's common stock over the term of the ASR, less an agreed-upon discount. CACI may receive additional shares of common stock or cash upon completion of the transaction, or be required to remit a settlement amount payable to Bank of America N.A. in cash or common stock at CACI's election.

Celebrating our 50th year in business, CACI sustains an exceptional record of success by providing professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR solutions and services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI solutions help federal clients provide for national security, improve communications and collaboration, secure information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. A member of the Fortune 1000 Largest Companies and the Russell 2000 index, CACI provides dynamic careers for approximately 13,900 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI's most recent Annual Report on Form 10-K, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media: Jody Brown, Executive Vice President, Public Relations (703) 841-7801, jbrown@caci.com	Investor Relations: David Dragics, Senior Vice President, Investor Relations (866) 606-3471 ddragics@caci.com

CACI-Financial